Exhibit 10.1

Execution Copy

ASSET PURCHASE AGREEMENT

by and among

OPTEUM FINANCIAL SERVICES, LLC,

OPTEUM INC.,

and

PROSPECT MORTGAGE COMPANY, LLC,

Dated May 7, 2007

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is made and entered into on May 7, 2007, by and among Prospect Mortgage Company, LLC, a Delaware limited liability company (the “Purchaser”), Opteum Financial Services, LLC, a Delaware limited liability company (the “Seller”), and, solely for purposes of Sections 6.5, 6.6, 6.7, 6.8, 6.9 and 6.17 hereof, Opteum Inc., a Maryland corporation (the “Unitholder”).

WHEREAS, the Seller provides retail mortgage origination services (the “Business”);

WHEREAS, the Unitholder is the owner of all of the outstanding membership interests of the Seller; and

WHEREAS, the Purchaser desires to purchase certain of the assets of the Seller related to the Business and the Seller desires to sell such assets to the Purchaser on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual representations, covenants and agreements set forth in this Agreement, and other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1  Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise, certain capitalized terms used in this Agreement have the meanings assigned to them in Exhibit 1.

Section 1.2  Interpretation.

(a)  When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(b)  Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c)  The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d)  The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)  A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(f)  A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefore and all regulations and statutory instruments issued thereunder or pursuant thereto.

ARTICLE II

PURCHASE AND SALE

Section 2.1  Sale and Transfer of Assets. The Seller hereby agrees to sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser hereby agrees to purchase and take possession of all right, title and interest in and to the following personal, tangible, intangible and other properties, rights and assets, used in the operation of or otherwise related to the Business, and specifically excluding the Excluded Assets (the “Assets”):

(a)  all Equipment, Fixtures and Furniture used in the conduct of the Business or otherwise related to the Business;

(b)  all Seller Intellectual Property;

(c)  all Computer Software used in the operation of or otherwise in connection with the Business;

(d)  all Books and Records used in the operation of or otherwise in connection with the Business;

(e)  all telephone numbers, domain names and email addresses used in the operation of or otherwise in connection with the Business;

(f)  all Pipeline Loans and items related thereto;

(g)  all credits, prepaid expenses (excluding Tax refunds), advance payments and deposits; including, without limitation, customer deposits and customer advances in connection with the Business, other than credits, prepaid expenses (excluding Tax refunds), advance payments and deposits related to the real property lease for each of the branch offices located at West 115 Century Road, Paramus, New Jersey and 3625 Cumberland Boulevard, Overton, Georgia;

(h)  all rights in and to any restrictive covenants and other obligations of present and former employees, independent contractors, consultants, suppliers and customers to Seller related to the Business in connection with the Business, but only to the extent assignable;

(i)  all leases of real and personal property which are used currently and as of the Closing in providing retail mortgage loan origination services, including the Leases;

(j)  all contracts and agreements relating to the operation of or otherwise in connection with the Business, including the Contracts;

(k)  all other intangible assets of the Seller used in or otherwise connected to the Business including, without limitation, goodwill and going concern value; and

(l)  all claims and rights against third parties related to items (a)-(j) above, including, without limitation, insurance claims, setoffs, refunds (excluding prepaid Taxes), credits, causes of action and rights of recovery, but in each case only to the extent arising after the Closing.

Section 2.2  Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Seller shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean each of the following assets:

(a)  all assets and contracts set forth on Exhibit 2.2 hereto;

(b)  Mortgage Loans held for sale, held in securitization trusts or held for investment;

(c)  Mortgage Loans repurchased by Seller from any investor;

(d)  cash, cash equivalents and restricted cash except for those items described in Section 2.1(g);

(e)  investment securities available for sale;

(f)  Tax assets, claims for Tax refunds, Tax Returns and Tax workpapers;

(g)  all interest rate swaps, caps, floors, collars and option agreements or other interest rate risk management arrangements other than as relate to the Pipeline Loans;

(h)  all rights in connection with, and assets of, any Employee Benefit Plan, except to the extent otherwise provided in Article VIII hereof;

(i)  the domain name www.opteum.com;

(j)  all credits, prepaid expenses (excluding Tax refunds), advance payments and deposits related to the real property leases for each of the branch offices located at (i) West 115 Century Road, Paramus, New Jersey, and (ii) 1 Overton Park, 3625 Cumberland Boulevard, Atlanta, Georgia;

(k)  all minute books, organizational documents, stock registers and such other books and records of Seller as pertain to ownership, organization or existence of Seller and duplicate copies of such records as are necessary to enable Seller to prepare or file Tax Returns;

(l)  all accounting books and records of Unitholder and Seller;

(m)  all equity ownership interests owned by Seller or any of its direct or indirect Subsidiaries; and

(n)  all escrow deposits relating to Seller’s Mortgage Loan inventory.

Section 2.3  Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall (or shall cause its designated Affiliate or Affiliates to) assume, effective as of the Closing, the following liabilities of Seller (collectively, the “Assumed Liabilities”):

(a)  all obligations of Seller under the Pipeline Loans;

(b)  all Liabilities of Seller under the Contracts and Leases and under such other contracts and leases that are deemed Assets for purposes of this Agreement that arise out of or relate to the period after the Closing;

(c)  all Liabilities and obligations listed on Exhibit 2.3(c) hereto;

(d)  all obligations arising after the Closing with respect to the Transferred Employees, including any severance obligations with respect to Transferred Employees.

(e)  all Liabilities that relate directly to the Assets and that arise out of or relate to the conduct of the Business by Purchaser after the Closing.

Section 2.4  The Purchase Price. The consideration for the Assets shall be (i) the payment by the Purchaser to the Seller of FIVE MILLION DOLLARS ($5,000,000.00) (the “Purchase Price”) and (ii) the assumption by the Purchaser of the Assumed Liabilities. The Purchaser shall pay the Seller the Purchase Price by wire transfer to the Seller on the Closing Date. Notwithstanding the foregoing, in the event employees of Seller employed in a sales function (including loan officers and production managers) representing the threshold percentage set forth in Exhibit 2.4 shall not have agreed to accept employment with the Purchaser and become Transferred Employees as of the Closing Date, the Purchase Price shall be reduced based on the formula set forth in Exhibit 2.4.

Section 2.5  Allocation of the Purchase Price. Prior to the Closing, the parties shall mutually agree upon the allocation of the Purchase Price and Assumed Liabilities (to the extent included in the amount realized for federal income tax purposes) among the Assets in accordance with Code Section 1060 and the Treasury Regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate). And all income Tax Returns and reports (including IRS Form 8594) filed by the Purchaser and the Seller shall be prepared consistently with such allocation; provided, that (i) the Purchaser’s reported cost for the Assets may be greater than the amount allocated hereunder to reflect the Purchaser’s acquisition costs not included in the total amount so allocated, and (ii) the Seller’s reported amount realized may be less than the amount allocated hereunder to reflect the Seller’s costs that reduce the amount realized. For purposes of this Section 2.5, the Assets include the restrictive covenants as set forth in Section 6.7.

Section 2.6  Nonassignable Contracts. To the extent that the assignment hereunder by the Seller to the Purchaser of any Contract is not permitted or is not permitted without the consent of any other party to such Contract, this Agreement shall not be deemed to constitute an assignment of any such Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Contract, and the Purchaser shall assume no obligations or liabilities under any such Contract. The Seller shall advise the Purchaser promptly in writing with respect to any Contract which the Seller knows or has substantial reason to believe will not be able to be assigned to the Purchaser hereunder. Without in any way limiting the Seller’s relevant representations and warranties or its obligation to obtain all consents and waivers necessary for the sale, transfer, assignment and delivery of the Contracts and the Assets to the Purchaser hereunder, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and the Closing hereunder is consummated, the Seller shall cooperate with the Purchaser following the Closing Date in any reasonable arrangement designed to provide the Purchaser with the rights and benefits (subject to the obligations) under any such Contract, including enforcement for the benefit of the Purchaser of any and all rights of the Seller against any other party arising out of any breach or cancellation of any such Contract by such other party and, if requested by the Purchaser, acting as an agent on behalf of the Purchaser or as the Purchaser shall otherwise reasonably require, all at the Seller’s expense.

ARTICLE III

THE CLOSING

Section 3.1  The Closing. The sale and transfer of the Assets by the Seller to the Purchaser shall take place at 10:00 a.m. central time on May 31, 2007 at the offices of Horwood Marcus & Berk Chartered, 180 North LaSalle Street, Suite 3700, Chicago, Illinois 60601, unless another date or place is agreed to in writing by each of the parties hereto (the “Closing Date”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE UNITHOLDER

Except as specifically set forth in the Disclosure Schedule or the Exhibits hereto, the Seller represents and warrants to the Purchaser that all of the statements contained in this Article IV are true and correct as of the date of this Agreement (or, if made as of a different specified date, as of such date). Each exception set forth in the Disclosure Schedule or any Exhibit and each other response to this Agreement set forth in the Disclosure Schedule or any Exhibit is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement; provided, however, that disclosure of any item in any section or subsection of the Disclosure Schedule or any Exhibit that is not material shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent. As used in this Article IV, the Seller shall refer to the Seller.

Section 4.1  Organization; Qualification. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full power and authority to own, lease and operate its properties and to carry on the Business as now conducted.

Section 4.2  Authorization; Validity of Agreement. The Seller and the Unitholder have full power and authority to execute and deliver this Agreement, and to consummate the Transaction. The execution, delivery and performance by the Seller and the Unitholder of this Agreement and the consummation by the Seller and the Unitholder of the Transaction have been duly authorized by all requisite corporate action on the part of the Seller, the members of the Seller and the Unitholder, and no other action on the part of the Seller or the Unitholder is necessary to authorize the execution and delivery by the Seller or the Unitholder of this Agreement or the consummation by it of the Transaction. The Unitholder owns 100% of the Class A voting limited liability company interests in the Seller and no other member of the Seller holds any voting interests in the Seller. This Agreement has been duly executed and delivered by the Seller and the Unitholder and, assuming due and valid authorization, execution and delivery thereof by the Purchaser, this Agreement is a legal, valid and binding obligation of the Seller and the Unitholder enforceable against the Seller and the Unitholder in accordance with its terms.

Section 4.3  Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Seller, the consummation by the Seller of the Transaction or compliance by the Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of formation, limited liability company agreement or similar organizational documents of the Seller, (ii) be in violation of any agreement to which the Seller is a party or by which the Seller is bound; (iii) require any filing with, authorization, consent or approval of, any Governmental Entity or other Person (including consents from parties to Contracts and Leases to which the Seller is a party); (iv) result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract or Lease; (v) result in the imposition of a Lien on any of the Assets; or (vi) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Seller’s properties or assets, except with respect to clauses (ii)-(vi) above, for such breaches, defaults, violations and Liens that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.4  Financial Statements. True and complete copies of the Financial Statements are included in Exhibit 4.4. The Financial Statements have been prepared from, are in accordance with and accurately reflect, the books and records of the Seller, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be stated in the notes thereto), and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Seller as of the times and for the periods referred to therein (subject to normally recurring year-end audit adjustments which are not material either individually or in the aggregate). The Seller maintains all of its Financial Statements in accordance with all applicable laws, rules and regulations of all federal, state, local governments and agencies thereof that affect the Business or Assets of the Seller. None of the Financial Statements contains any items of a special or nonrecurring nature, except as expressly stated therein, and such Financial Statements do not reflect any write-up or revaluation increasing the book value of any asset of the Company.

Section 4.5  Title to Properties; Liens. The Seller has good, valid and marketable title to the Assets (tangible and intangible) free and clear of all Liens, other than Permitted Liens or Liens that are not material. The Assets include all such properties and other assets necessary to permit the Seller to conduct its Business in all respects in substantially the same manner as such Business has been conducted prior to the date hereof, other than the Excluded Assets. The Assets shall include all assets necessary for or related to the conduct of the Business, other than the Excluded Assets, and all Assets acquired since March 31, 2007 in the ordinary course of the Business and shall exclude (i) all Assets sold or otherwise disposed of since March 31, 2007 in the ordinary course of the Business and (ii) the Excluded Assets.

Section 4.6  Personal Property. All of the Assets that are tangible personal property are in good operating condition and repair, ordinary wear and tear excepted, and are useable in the ordinary course of business. None of the Assets that are tangible personal property require any material repair or replacement, except for maintenance in the ordinary course of business. No material portion of the Assets that are tangible personal property are located at locations other than locations that are either leased or owned by the Seller.

Section 4.7  Leases. A true and complete copy of each Lease has been provided to the Purchaser. The leasehold estate created by each Lease is free and clear of all Liens. There are no existing material defaults by the Seller under any of the Leases. No event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default by the Seller under any Lease. The Seller has not received notice, nor does Seller have any knowledge that any lessor under any Lease will not consent (where such consent is necessary) to the consummation of the Transaction without requiring any modification of the rights or obligations of the lessee thereunder.

Section 4.8  Environmental Matters. To the Seller’s knowledge, the Seller is in compliance with all applicable Environmental Laws. The Seller has not has received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Seller is not in compliance with any Environmental Laws. There is no Environmental Claim by any Person that is pending or, to the Seller’s knowledge, threatened against the Seller.

Section 4.9  Contracts.

(a)  Exhibit 4.9 sets forth all of the material contracts and other agreements (whether written or oral) (i) to which the Seller is a party that relate to the Business, and by or to which the Seller is bound, or by or to which any of the Assets are bound and (ii) which are necessary or are related to the operation of the Business (collectively, the “Contracts”). True and complete copies of all of the Contracts have been provided to the Purchaser. For purposes of this Agreement, “material contracts and other agreements” shall only include contracts and agreements with respect to which the aggregate liabilities or obligations of either party thereto exceed $50,000.

(b)  Each Contract is in full force and effect, has not been materially modified or amended except to the extent such modification or amendment has been disclosed to the Purchaser, and constitutes the legal, valid and binding obligation of the Seller in accordance with the terms of such agreement. To the knowledge of the Seller, each Contract is a legal, valid and binding obligation of the other party to the Contract. In the past twelve (12) months, the Seller has not given nor received a written notice of breach or default under or had any dispute with respect to any Contract which is pending or which has been resolved with payments in excess of $50,000.

Section 4.10  Litigation. The Seller is not a party to any material action, suit or Proceeding related to the Assets or the Business before any court or governmental or other regulatory or administrative agency or commission. The Seller has not received notice of and has no knowledge of any action, suit, inquiry, Proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or threatened against or involving the Seller which questions or challenges the validity of this Agreement or any action taken or to be taken by the Seller pursuant to this Agreement or in connection with the Transaction. The Seller is not subject to any judgment, order or decree which may reasonably be expected to have an adverse effect on the Assets.

Section 4.11  Compliance with Laws. The Seller has complied in a timely manner with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all United States federal, state, local, foreign governments and agencies thereof that affect the Assets, except for any such failure to comply that would not have, or be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; and no written notice, charge, claim, action or assertion has been received by the Seller or, to the Seller’s knowledge, has been filed, commenced or threatened against the Seller alleging any material violation of any of the foregoing.

Section 4.12  Tax Matters.

(a)  The Seller has timely filed all material Tax Returns required to be filed by the Seller. All such Tax Returns are true, correct, and complete in all material respects. With respect to all material Taxes imposed on the Seller or for which the Seller is or could be liable, whether to taxing authorities or to other Persons, with respect to all taxable periods or portions of periods up to and including the Closing (including, but not limited to, taxable periods or portions of periods ending on or before the Closing), all applicable laws and agreements have been complied with in all material respects, and all material amounts of Taxes required to be paid by the Seller to taxing authorities or others on or before the Closing have been paid. The Seller has fully accrued for or reserved against any and all material amounts of Taxes of the Seller or for which the Seller is or could be liable relating to periods up to and including the Closing.

(b)  The Seller has not been delinquent in the payment of any material amounts of Tax nor is there any material Tax deficiency outstanding, proposed, assessed, threatened, or expected to be commenced by any Tax authority against the Seller. The Seller has not executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(c)  The Seller has no liability for any material amounts of unpaid Taxes which have not been accrued for or reserved on the Financial Statements, whether asserted or unasserted, contingent or otherwise. There are no Liens for Taxes on the Assets other than Taxes not yet due and payable.

Section 4.13  Intellectual Property.

(a)  Exhibit 4.13 sets forth a true and complete list of all of the domain names, Tradenames, Trademarks and Patents owned or licensed by the Seller and that are used in or relate to the Business or the Assets.

(b)  The Seller owns and possesses or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission all Seller Intellectual Property and Computer Software used by it or held for use by it in connection with its Business, free and clear of all Liens other than Permitted Liens.

(c)  All Seller Intellectual Property registrations and applications owned by the Seller and used in the Business as currently conducted (i) are valid, subsisting, in proper form and enforceable, and have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions and (ii) have not lapsed, expired or been abandoned, and no patent, registration or application therefore is the subject of any opposition, interference, cancellation proceeding or other legal or governmental proceeding before any Governmental Entity in any jurisdiction.

(d)  There are no conflicts with or infringements of any Seller Intellectual Property by any third party’s Intellectual Property and the conduct of the Business as currently conducted does not conflict with or infringe in any way on any proprietary right of any third party. There is no claim, suit, action or proceeding pending or threatened against the Seller (i) alleging any such conflict or infringement of Seller Intellectual Property with any third party’s proprietary rights or (ii) challenging the ownership, use, validity or enforceability of the Seller Intellectual Property.

(e)  The Computer Software used by the Seller in the operation of the Business or otherwise in connection with the Business was either (i) developed by employees of the Seller within the scope of their employment, (ii) developed on behalf of the Seller by a third party, and all ownership rights therein are assignable or otherwise transferable to the Purchaser or (iii) licensed or acquired from a third party pursuant to a written license, assignment, or other contract that is in full force and effect and of which the Seller is not in breach and which is fully assignable to the Purchaser.

(f)  All consents, filings, and authorizations by or with Governmental Entities or third parties necessary with respect to the consummation of the Transaction, as they may affect the Seller Intellectual Property, have been obtained.

(g)  The Seller has not entered into any consent, indemnification, forbearance to sue, settlement agreement or cross-licensing arrangement with any Person relating to the Seller Intellectual Property or any Intellectual Property licensed by the Seller, or the Intellectual Property of any third party.

(h)  The execution and delivery of this Agreement or the performance of its obligations under this Agreement will not result in the breach of any license, sublicense or other agreement relating to the Seller Intellectual Property.

Section 4.14  Employees, Officers and Managers.

(a)  Exhibit 4.14 contains a complete and correct list of individuals employed by the Seller in connection with the Business with the following information: (i) the names, current compensation rates and other compensation and amount of accrued sick time and vacation time of all individuals presently employed by the Seller, (ii) the names and total annual compensation for all independent contractors who render services on a regular or seasonal basis to the Seller, and (iii) the names and titles of the officers and managers of the Seller. No person listed thereon has received any bonus or increase in compensation, and there has been no “general increase” in the compensation or rate of compensation payable to any such employees, that is not reflected on Exhibit 4.14, nor has the Seller made any promise to the employees listed on Exhibit 4.14, orally or in writing, of any bonus or increase in compensation, whether or not legally binding, that is not reflected on Exhibit 4.14. No employee has threatened not to continue his or her employment, nor has any independent contractor threatened not to enter into an engagement with the Purchaser, due to the Transaction or otherwise.

(b)  The Seller is not a party to or bound by any collective bargaining or similar agreement with any labor organization or employee association applicable to employees of the Seller engaged in the Business. No labor union has been certified by the National Labor Relations Board as bargaining agent for any of the employees of the Seller engaged in the Business; no notice has been received by the Seller from any labor union stating that it has been designated as the bargaining agent for any of said employees; and no petition has been filed by any labor union requesting an election to determine whether or not it is the exclusive bargaining agent for any of said employees. To the Seller’s knowledge, none of the employees of the Seller engaged in the Business are represented by any labor organization and there have been no union organizing activities among the employees of the Seller engaged in the Business within the past five (5) years.

Section 4.15  Pipeline Loans. Each Pipeline Loan was underwritten and funded in accordance with applicable underwriting standards of the Seller in effect at the time the Pipeline Loan was originated, and each such Pipeline Loan is in conformity with the applicable underwriting standards. To the Seller’s knowledge, no fraud occurred on the part of any Person in connection with any Pipeline Loan that could adversely affect the Purchaser, or result in the Purchaser incurring a Loss. With regard to interest rate locks on all Pipeline Loans, (a) all Pipeline Loans with a locked interest rate were locked in accordance with the Seller’s written loan lock policies; (b) all Pipeline Loans with a locked interest rate are included on locked loan pipeline or loan production reports; and (c) all extensions of time for the duration of any loan locks on any Pipeline Loan with a locked interest rate are recorded on the books, records, mortgage lending software systems, and reports of the Seller.

Section 4.16  Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the Transaction.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that all of the statements contained in this Article V are true and correct as of the date of this Agreement (or, if made as of a different specified date, as of such date).

Section 5.1  Organization. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all requisite limited liability company or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed to do business as a foreign limited liability company and is in good standing as a foreign limited liability company in each jurisdiction in which either the ownership or use by the Purchaser of the Purchaser’s assets or the operation by the Purchaser of the Purchaser’s business requires such licensing, qualification or good standing except where the failure to have such qualifications or licenses will not have a Purchaser Material Adverse Effect.

Section 5.2  Authorization; Validity of Agreement. The Purchaser has full limited liability company power and authority to execute and deliver this Agreement and to consummate the Transaction and to perform its obligations hereunder. The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the Transaction have been duly authorized by the Purchaser, and no other action on the part of the Purchaser is necessary to authorize the execution and delivery by the Purchaser of this Agreement or the consummation of the Transaction. No vote of, or consent by, the holders of any class or series of stock or voting debt issued by the Purchaser is necessary to authorize the execution and delivery by the Purchaser of this Agreement or the consummation by it of the Transaction. This Agreement has been duly executed and delivered by the Purchaser, and, assuming due and valid authorization, execution and delivery hereof by the Unitholder and the Seller, is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

Section 5.3  Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Purchaser, the consummation by the Purchaser of the Transaction or compliance by the Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of formation, limited liability company agreement or similar organizational documents of the Purchaser, (ii) be in violation of any agreement to which the Purchaser is a party or by which the Purchaser is bound; (iii) other than license applications to be filed by the Purchaser or its Assignee with applicable Governmental Entities, including but not limited to state mortgage licensing authorities, with respect to each of the Seller’s offices that Purchaser is acquiring through its assumption of the Leases and purchase of the Assets at those offices pursuant to this Agreement, require any filing with, authorization, consent or approval of, any Governmental Entity or other Person (including consents from parties to loans, contracts, leases and other agreements to which the Purchaser is a party), (iv)  result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement, (v)  violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Purchaser’s properties or assets.

Section 5.4  Compliance with Laws; Permits.

(a)  The Purchaser has complied in a timely manner with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all United States federal, state, local, foreign governments and agencies thereof that affect the assets or business of the Purchaser, except for any such failure to comply that would not have, or be reasonably likely to have, individually or in the aggregate, a Purchaser Material Adverse Effect; and no written notice, charge, claim, action or assertion has been received by the Purchaser or, to the Purchaser’s knowledge, has been filed, commenced or threatened against the Purchaser alleging any material violation of any of the foregoing.

(b)  The Purchaser currently has all Permits which are required for the ownership of the Purchaser’s properties and assets and the conduct of the Purchaser’s business as presently conducted. The Purchaser is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, of any term, condition or provision of any Permit to which the Purchaser is a party, to which its business as presently conducted is subject or by which any of its properties or assets are bound, except where the existence of such default or violation would not have, or be reasonably likely to have, individually or in the aggregate, a Purchaser Material Adverse Effect. All applications required to have been filed for the renewal of any Permit of the Purchaser have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to any such Permit have been duly made on a timely basis with the appropriate Governmental Entity except where the failure to file would not have, or be reasonably likely to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.5  Brokers or Finders. Except for the Purchaser’s engagement of Classic Strategies Group, neither the Purchaser nor any of its Subsidiaries or Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with the Transaction.

Section 5.6  Absence of Litigation. To the Purchaser’s knowledge, there are no actions, suits, Proceedings, investigations or grievances pending or threatened against the Purchaser, (i) challenging the validity or propriety of the Transaction; or (ii) which could adversely affect the ability of the Purchaser to perform its obligations under this Agreement.

Section 5.7  Purchaser Net Worth. Purchaser has a net worth of not less than $10,000,000 and liquidity in an amount that is reasonably sufficient to enable the Purchaser to satisfy its indemnification obligations under Article IX of this Agreement.

ARTICLE VI

COVENANTS

Section 6.1  Interim Operations of the Seller. The Seller covenants and agrees that, after the date hereof and prior to the Closing Date (unless another date is specified), except (i) as expressly provided in this Agreement, (ii) as set forth in the Disclosure Schedule, or (iii) as may be agreed in writing by the Purchaser:

(a)  the Business shall be conducted in the same manner as heretofore conducted and only in the ordinary course, and the Seller shall use all commercially reasonable efforts to (i) preserve the business organization of the Seller, (ii) keep available the services of the current officers and employees of the Seller that are engaged in the Business (provided that commercially reasonable efforts shall not require the Seller to offer any officers or employees any particular salary, bonus or other form of remuneration), and (iii) maintain the existing relations with Customers, creditors, business partners and others having business dealings with the Seller in connection with the Business.

(b)  the Seller shall not modify, amend or terminate any of its Contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

(c)  the Seller shall not, except in the ordinary course of business and consistent with past practice, dispose of or permit to lapse any rights to any Seller Intellectual Property;

(d)  the Seller shall not lease, license, mortgage, pledge or encumber any Assets or transfer, sell or dispose of any Assets, except in the ordinary and usual course of business and consistent with past practice;

(e)  the Seller shall not: (i) make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than normal recurring increases in the ordinary course of business of wages payable to employees who are not officers or directors or Affiliates of the Seller) or to Persons providing management services that are engaged in the Business, or (ii) enter into or amend any employment, severance, consulting, termination or other agreement with, or employee benefit plan for, or make any loan or advance to, any of its officers, directors, employees, Affiliates, agents or consultants that are engaged in the Business or (iii) make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

(f)  the Seller shall not permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to the Purchaser;

(g)  the Seller shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Seller;

(h)  the Seller shall not enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do, any of the foregoing;

(i)  the Seller shall not permit any Lien on any of the Assets, except in the ordinary course of business and consistent with past practice; and

(j)  the Seller shall not amend or alter the terms of any Contract, except in the ordinary course of business and consistent with past practice.

Section 6.2  Assignment of Rights and Delegation of Obligations by the Purchaser. In the event the Purchaser elects to assign its rights and delegate its obligations under this Agreement to an Assignee, the Purchaser will remain responsible for, and does hereby unconditionally guarantee the performance by the Assignee of, all covenants, agreements and obligations of the Purchaser hereunder that are delegated to the Assignee. Accordingly, the Purchaser hereby agrees to indemnify the Seller and the Unitholder, and hold the Seller and the Unitholder harmless, against any and all Losses and Liabilities that the Seller or the Unitholder incurs as a result of any breach by the Assignee of any of the representations, warranties, covenants, agreements or obligations assumed or made by the Assignee under the assignment and assumption agreement between the Purchaser and such Assignee (the “Assignment and Assumption Agreement”). Any Assignment and Assumption Agreement pursuant to which the Purchaser assigns its rights and delegates its obligations under this Agreement to an Assignee shall contain representations, warranties, covenants and agreements on the part of the Assignee, to and for the direct benefit of the Seller and the Unitholder, substantially as follows:

(a)  The Assignee is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite limited liability company or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such approvals would not have, or be reasonably likely to have, individually or in the aggregate, a Purchaser Material Adverse Effect. The Assignee is duly qualified or licensed to do business and is in good standing in each jurisdiction in which either the ownership or use by the Assignee of the Assets or the operation by the Assignee of the Business upon consummation of the Transaction contemplated hereunder, requires such licensing, qualification or good standing, except where the failure to have such qualification or license would not have, or be reasonably likely to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b)  The Assignee has full power and authority to execute and deliver the Assignment and Assumption Agreement, to consummate the Transaction and to perform its obligations under this Agreement. The execution, delivery and performance by the Assignee of Assignment and Assumption Agreement and the consummation of the Transaction have been duly authorized by the Assignee, and no other action on the part of the Assignee is necessary to authorize the execution and delivery by the Purchaser of Assignment and Assumption Agreement or the consummation of the Transaction. The Assignment and Assumption Agreement has been duly executed and delivered by the Assignee, and, assuming due and valid authorization, execution and delivery thereof by the Purchaser, is a legal, valid and binding obligation of the Assignee, enforceable against the Assignee in accordance with its terms.

(c)  None of the execution and delivery of the Assignment and Assumption Agreement by the Assignee, the performance by the Assignee of the Purchaser’s obligations under this Agreement that the Assignee so assumes or the consummation by the Assignee of the Transaction or compliance by the Assignee with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of formation, limited liability company agreement or similar organizational documents of the Assignee, (ii) be in violation of any agreement to which the Assignee is a party or by which the Assignee is bound except where the violation would not have, or be reasonably likely to have, individually or in the aggregate, a Purchaser Material Adverse Effect; (iii) other than license applications to be filed by the Assignee with applicable Governmental Entities, including but not limited to state mortgage licensing authorities, with respect to each of the Seller’s offices that the Assignee will be acquiring through its assumption of the Leases and purchase of the Assets at those offices pursuant to this Agreement, require any filing with, authorization, consent or approval of, any Governmental Entity or other Person (including consents from parties to loans, contracts, leases and other agreements to which the Purchaser is a party), or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Assignee’s properties or assets except where the violation would not have, or be reasonably likely to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(d)  The Assignee has complied in a timely manner with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all United States federal, state, local, foreign governments and agencies thereof that affect the assets or business of the Assignee, except for any such failure to comply that would not have, or be reasonably likely to have, a Purchaser Material Adverse Effect; and no written notice, charge, claim, action or assertion has been received by the Assignee or, to the Assignee’s knowledge, has been filed, commenced or threatened against the Assignee alleging any material violation of any of the foregoing.

(e)  The Assignee covenants and agrees to apply promptly for, and to use its best efforts to obtain as soon as reasonably practicable after the date of the Assignment and Assumption Agreement, all of the Permits, including but not limited to all state mortgage licenses, which are required for the Assignee to own the Assets and operate the Business immediately following the Closing. The Assignee currently has all Permits, including but not limited to all state mortgage licenses, which are required for the ownership of the Assignee’s properties and assets and the conduct of the Assignee’s business as presently conducted. The Assignee is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, of any term, condition or provision of any Permit to which the Assignee is a party, to which its business as presently conducted is subject or by which any of its properties or assets are bound except where the existence of such default or violation would not have, or be reasonably likely to have, individually or in the aggregate, a Purchaser Material Adverse Effect. All applications required to have been filed for the renewal of any of the Assignee’s existing Permits have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to any such Permit have been duly made on a timely basis with the appropriate Governmental Entity except where the failure to file would not have, or be reasonably likely to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(f)  To the Assignee’s knowledge, there are no actions, suits, Proceedings, investigations or grievances pending or threatened against the Assignee, (i) challenging the validity or propriety of the Transaction; or (ii) which could adversely affect the ability of the Assignee to perform its obligations under this Agreement.

(g)  The Assignee understands and agrees that the Seller is a named third-party beneficiary of the Assignment and Assumption Agreement, and the Assignee agrees that all covenants, agreements and obligations of the Purchaser under this Agreement that are delegated to the Assignee under the Assignment and Assumption Agreement shall become covenants, agreement and obligations of the Assignee to and for the direct benefit of the Seller and the Seller shall have, as a non-exclusive remedy, a direct right of action against the Assignee in the event of any breach by the Assignee of any such covenant, agreement or obligation.

Section 6.3  Access. During the period beginning on the date of the announcement by the Seller of the transactions contemplated by this Agreement to its employees (the “Announcement”) and ending on the Closing, the Seller shall afford to the Purchaser and its officers, managers, employees, auditors, legal counsel, agents, advisors and other authorized representatives (collectively, “Representatives”) reasonable access during normal business hours to inspect, investigate and audit the contracts and operations and the Business of the Seller and to review all accounting books and records of the Seller, provided, however, that any such inspection, investigation or audit by the Purchaser shall in no event affect the representations and warranties made by the Seller or the Unitholder in this Agreement or the remedies of the Purchaser for breaches of the Seller’s representations and warranties hereunder. After the Closing Date, the Seller shall afford the Purchaser and its Representatives reasonable access to all accounting books and records of the Seller as reasonably requested by the Purchaser.

Section 6.4  Government Approvals. Promptly following the execution of this Agreement, each Party, with the reasonable cooperation of the other Party, shall use its commercially reasonable efforts to obtain the necessary licenses and approvals from, and submit the appropriate notices or materials to, to the extent required or appropriate under applicable law, all federal and state governmental mortgage banking regulatory agencies, all federal and state governmental real estate escrow and settlement regulatory agencies and other governing federal and state agencies regarding the transactions contemplated by this Agreement. In addition, the Seller or the Purchaser, as required under applicable law, shall obtain all necessary approvals, consents and non-objection notices from all federal and state governmental mortgage banking regulatory agencies, all federal and state governmental real estate escrow and settlement regulatory agencies and other governing federal and state agencies regarding the transactions contemplated by this Agreement.

Section 6.5  Further Action. Each of the Purchaser, the Unitholder and the Seller shall use its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the Transaction and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the Transaction.

Section 6.6  No Solicitation of Competing Transaction. From and after the date hereof until the Closing Date, neither the Seller nor any Affiliate of the Seller shall (and the Seller shall cause the officers, directors, employees, representatives and agents of the Seller and each Affiliate of the Seller, including investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information to, any Person or group (other than the Purchaser, any of its Affiliates or representatives) concerning any Acquisition Proposal. The Seller shall not enter into any agreement with respect to any Acquisition Proposal. Upon execution of this Agreement, the Unitholder and the Seller shall immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Seller shall promptly notify the Purchaser of the existence of any proposal or inquiry received by the Seller or any Unitholder, and the Seller shall immediately communicate to the Purchaser the terms of any proposal or inquiry which any of them may receive (and shall immediately provide to the Purchaser copies of any written materials received by the Seller or any Unitholder in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry.

Section 6.7  Non-Solicitation and Confidentiality.

(a)  During the period commencing on as of the date hereof and ending on the third (3rd) anniversary of the Closing Date, the Seller and the Unitholder covenant and agree that neither the Seller nor the Unitholder will, without the express prior written approval of the Purchaser, directly or indirectly, (i) solicit, recruit, contract with, induce or attempt to influence or advise, any current or former sales agent, Referral Source, current or former employees, agent, representative or any other person that has an employment, agency or business relationship with the Seller related to the Business as of the date hereof to terminate or otherwise impair his employment or other relationship with the Purchaser or hire, engage or enter into any co-ownership or other arrangement with any such person or (ii) interfere with, or seek to interfere with, the relationship or potential relationship between the Purchaser and/or any sales agent, Referral Source, employees, agent, representative or any other person that has an employment, agency or business relationship with the Seller as of the date hereof.

(b)  From and after the date hereof, the Seller, the Unitholder and each of their Affiliates shall hold in confidence and shall cause all of their representatives and advisors to hold in confidence all confidential documents and information with respect to the Assets and agrees not to disclose, publish or make use of the same to any third party without the consent of the Purchaser, except to the extent that such information shall have become public knowledge other than by breach of this Agreement. Neither the Seller nor the Unitholder nor their respective officers, directors and affiliates shall have any obligation to hold in confidence all confidential documents and information with respect to the Assets if and to the extent disclosure thereof is specifically required by law; provided, that in the event disclosure is required by applicable law, the Seller and the Unitholder shall, to the extent reasonably possible, provide the Purchaser with prompt notice of such requirement prior to making any disclosure so that the Purchaser may seek an appropriate protective order.

(c)  From and after the date hereof, the Seller, the Unitholder and each of their Affiliates shall hold in confidence and shall cause all of their representatives and advisors to hold in confidence all confidential documents and information with respect to the identity of the Assignee, if any, and agrees not to disclose, publish or make use of the same to any third party without the consent of the Purchaser, except to the extent such disclosure is required by Law.

(d)  The parties recognize that a breach by the Seller or the Unitholder of this Section 6.7 may cause irreparable and material loss and damage to the Purchaser as to which the Purchaser will not have an adequate remedy at law or in damages. Accordingly, each party acknowledges that the issuance of an injunction or other equitable remedy is an appropriate remedy for any such breach without the necessity of proving that monetary damages are inadequate or cannot be measured and without posting any bond or other security.

(e)  To the extent that the covenants provided for in this Section 6.7 may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of this Section 6.7, and to add or delete specific words or phrases. This Section 6.7, as modified, shall then be enforced.

Section 6.8  Use of Name. On the Closing Date, the Seller shall change the Seller’s name to a name that is not similar to “Opteum Financial Services” and, within thirty (30) days after the Closing Date, will cease using, directly or indirectly, in any manner the name “Opteum Financial Services” or any Intellectual Property that is similar in sound or appearance. The Seller and the Purchaser acknowledge and agree that all such Intellectual Property shall be considered Seller Intellectual Property. The Unitholder acknowledges and agrees that, after the Closing Date, the Purchaser may use the name “Opteum Financial Services” and all derivations thereof; provided, however, that the Purchaser agrees not to use, and shall not have any right or interest in, the following names until such date that the Seller and its Affiliates no longer need to use such names: Opteum Mortgage Acceptance Corporation, Opteum Group, LLC, Opteum Financial Services Corporation or Opteum SPV2, LLC.

Section 6.9  Unitholder’s Name. On or before December 31, 2007, the Unitholder shall change the Unitholder’s corporate name to a name that is not similar to “Opteum” and thereafter will not directly or indirectly use in any manner the name “Opteum” or any Intellectual Property that is similar in sound or appearance thereto and shall transfer all of the Unitholder’s right, title and interest in and to all such Intellectual Property to the Purchaser. Neither the use of the name “Opteum Financial Services” nor any derivation thereof by the Purchaser following the Closing Date shall be deemed to be an infringement upon the rights of the Unitholder. After the Closing Date and prior to the completion of the transfer of the Unitholder’s above-referenced Intellectual Property to the Purchaser, the Unitholder shall maintain a link on the www.opteum.com website and all of its other websites directing consumers seeking products or services related to the Business to a website designated by the Purchaser. The Purchaser agrees that upon the completion of the change of the Unitholder’s corporate name, and the above-referenced transfer of Intellectual Property, the Purchaser shall maintain a link on the www.opteum.com website directing consumers seeking products or services provided by the Seller or the Unitholder to the then current websites of the Seller or the Unitholder as designated by them.

Section 6.10  Employee-Related Matters. It is the intention of the Purchaser that the Purchaser shall employ substantially all of the Seller’s existing qualified loan production and production support employees that are employed in connection with the operation of the Business and such other individuals as are set forth in Exhibit 4.14. Within five (5) calendar days of the date hereof, the Purchaser shall deliver to the Seller a list of the names of those employees that the Purchaser desires to hire after Closing (“Retained Employees”). The Purchaser shall also decide upon, and offer, the appropriate retention bonuses to be paid to the Transferred Employees. All Retained Employees who accept an offer of employment from the Purchaser shall become “Transferred Employees.” Following the Closing, in the event the Purchaser is required to pay a Transferred Employee for accrued vacation time or other benefits, the Seller shall reimburse the Purchaser for that portion of the accrued vacation time or benefits related to the period prior to the Closing Date.

Section 6.11  Transition Services. Each of the Purchaser and the Seller shall use its commercially reasonable efforts to negotiate and mutually agree to an agreement in substantially the form attached hereto as Exhibit 6.11, pursuant to which (A) the Purchaser shall make available to the Seller (i) such of the Transferred Employees as the Seller may reasonably request; (ii) all of the Computer Software used in connection with the Business and (iii) the Business’ reporting, compliance, accounting and financial systems to support the Seller in transition activities, and (B) the Seller shall make available to the Purchaser any other systems of the Seller that are not included in the Assets for the purpose of operating the Business until such time as the Purchaser can perform all functions of the Business using the Purchaser’s systems, all of which shall be subject to mutually agreed upon cost sharing arrangements (the “Transition Services Agreement”).

Section 6.12  Sublease Agreements. Between the date of this Agreement and the Closing Date, each of the Purchaser and the Seller shall use its commercially reasonable efforts to negotiate and mutually agree to sublease agreements pursuant to which the Purchaser will agree to sublease from the Seller (i) an approximately 17,500 square foot office space located at West 115 Century Road, Paramus, New Jersey, and (ii) an approximately 9,000 square foot office space located at 1 Overton Park, 3625 Cumberland Boulevard, Atlanta, Georgia, in each case at the same rental rate that is payable by the lessee under each lease (the “Subleases”).

Section 6.13  Permitted Liens. The Seller shall cause to be paid or reimburse the Purchaser with respect to all amounts related to Permitted Liens in excess of $50,000.

Section 6.14  WARN Act Compliance. The Seller and the Purchaser shall take reasonable steps to cooperate with each to take or avoid taking such actions as would result in the application of the WARN Act in connection with the cessation of the Seller’s operations; provided, however, that Seller shall bear no responsibility for any WARN Act non-compliance that results from the termination by the Purchaser of any Transferred Employees after the Closing.

Section 6.15  Tax Indemnity. The Seller and the Unitholder agree to indemnify the Purchaser and the Purchaser’s members, managers, officers, employees and agents from and against and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any and all Taxes that have become due and payable during or which have accrued with respect to the Seller or the Unitholder for any period included in the Tax Indemnification Period and that have not been paid prior to the Closing Date. Any Taxes attributable to the operations of the Seller payable as a result of an audit of any Tax Return shall be deemed to have accrued in the period to which such taxes are attributable.

Section 6.16  Updating of Disclosure Schedules. Seller shall update the Disclosure Schedule and Exhibits not less than three (3) days prior to the Closing Date.

Section 6.17  Net Worth.

(a)  For a period of one year after the Closing Date, the Unitholder shall cause the Seller to maintain a net worth of not less than $10,000,000 and to maintain liquidity in an amount that is reasonably sufficient to enable the Seller to satisfy its indemnification obligations under Article IX of this Agreement. During such one year period, the Seller shall not make any distributions to its members or transfer any of its assets if such actions would cause the Seller’s net worth to fall below $10,000,000 or would cause the Seller’s liquidity to fall below an amount that is reasonably sufficient to enable the Seller to satisfy its indemnification obligations under Article IX of this Agreement.

(b)  Until the earlier of the Closing or the termination of this Agreement, Purchaser shall maintain a net worth of not less than $10,000,000 and shall maintain liquidity in an amount that is reasonably sufficient to enable the Purchaser to satisfy its indemnification obligations under Article IX of this Agreement. During such period, the Purchaser shall not make any distributions to its members or transfer any of its assets if such actions would cause the Purchaser’s net worth to fall below $10,000,000 or would cause the Purchaser’s liquidity to fall below an amount that is reasonably sufficient to enable the Purchaser to satisfy its indemnification obligations under Article IX of this Agreement.

Section 6.18  Assignment by the Purchaser. The Purchaser shall have the right, but not the obligation, to assign its rights under this Agreement to an Affiliate on or prior to the Closing Date; provided, however, the assignment of such rights shall not release the Purchaser of its obligations and liabilities hereunder.

Section 6.19  Insurance for Transferred Employees. The Seller shall, at the expense of the Purchaser, extend the existing health, dental and medical insurance benefits and policies with respect to the Transferred Employees until the later of (a) three months following the Closing Date or (b) the date on which the Transferred Employees become eligible for health, dental and medical insurance benefits and policies under the Purchaser’s (or the Assignee’s) plans.

ARTICLE VII

CONDITIONS

Section 7.1  Conditions to Obligations of the Purchaser to Effect the Closing.

(a)  The obligations of the Purchaser to consummate the Closing shall be subject to the satisfaction on or prior to the Closing of each of the following conditions:

(i)  Government Actions. No judgment, order or injunction shall have been entered, issued or enforced by any Governmental Entity, that:

(A)  compels the Seller to dispose of any material portion of the Assets or the Business; or

(B)  prohibits the Seller or the Purchaser or its Assignee from consummating the Transaction, or requires the Seller to pay any damages that are material in relation to the Seller.

(ii)  Purchaser or the Assignee shall have received the consent or approval of the applicable Governmental Entities, including but not limited to state mortgage licensing authorities, with respect to each of the Seller’s offices that Purchaser is acquiring through its assumption of the Leases and purchase of the Assets at those offices pursuant to this Agreement.

(iii)  Material Adverse Change. Since the date of this Agreement, no event shall have occurred which has had, or could reasonably be expected to have, a Material Adverse Effect.

(iv)  Representations and Warranties. The representations and warranties made by the Seller and the Unitholder herein shall be true and correct on the date hereof and on and as of the Closing Date in all material respects with the same force and effect as though such representations and warranties had been made on and as of the Closing Date; provided, however, all representations and warranties qualified by materiality shall be true and correct in all respects as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation and warranty shall specifically relate solely to an earlier date (other than the date hereof), in which case such representation and warranty shall be true and correct in all respects as of such earlier date, and the Seller shall have delivered a certificate to the Purchaser which certifies to the foregoing.

(v)  No Breach. The Seller and the Unitholder shall have performed in all material respects all agreements, covenants and obligations and complied in all material respects with all conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date, and at such time neither the Seller nor the Unitholder shall be in material default in the performance of or compliance with any of the provisions of this Agreement, and the Seller shall have delivered a certificate to the Purchaser which certifies to the foregoing (such certificate, together with the certificate referred to in (ii), the “Seller Closing Certificates”).

(vi)  Third Party Consents and Approvals. All consents and approvals (or in lieu thereof waivers) to the performance by the Seller and the Unitholder of their respective obligations under this Agreement or to the consummation of the Transaction or as otherwise required under any contract to which the Seller or the Unitholder is a party or by which any of the Assets are bound and where the failure to obtain any such consent or approval (or in lieu thereof waiver) could reasonably be expected, individually or in the aggregate with other such failures, to cause a Material Adverse Effect, (i) shall have been obtained and delivered to the Purchaser, (ii) shall be in form and substance satisfactory to the Purchaser, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived, and (iv) shall be in full force and effect.

(vii)  Landlord Approval. The Seller shall have obtained the consent of the landlords for the offices located at West 115 Century Road, Paramus, New Jersey and 3625 Cumberland Boulevard, Overton, Georgia to the sublease of a portion of the location to the Purchaser.

(viii)  Transferred Employees. Employees representing at least a minimum threshold of production of the Business as set forth on Exhibit 2.4 shall have agreed to accept employment with the Purchaser and become Transferred Employees.

(ix)  Additional Deliveries by the Seller. At the Closing, the Seller shall deliver to the Purchaser:

(A)  a certificate of good standing of Seller issued as of a recent date for the state of Delaware;

(B)  a certificate from the secretary or appropriate manager of the Seller (i) certifying the Seller’s certificate of formation, (ii) certifying the Seller’s limited liability company agreement, (iii) certifying the incumbency of the Seller’s managers; and (iv) such other documents as are necessary to evidence the Seller’s authorization and power to enter into and perform the Transaction;

(C)  a duly executed counterpart signed by the Seller of the Transition Services Agreement;

(D)  a duly executed counterpart signed by the Seller of each of the Subleases;

(E)  an opinion of the General Counsel of the Unitholder as to the matters set forth on Exhibit 7.1(a)(viii)(E); and

(F)  a duly executed counterpart signed by the Seller of a bill of sale, assignment and assumption agreement, and any other documents, instruments or other items that are necessary or desirable to consummate the Transaction, as reasonably determined by the Purchaser (the “Transaction Documents”).

The foregoing conditions are for the sole benefit of the Purchaser, may be waived by the Purchaser, in whole or in part, at any time and from time to time in the sole discretion of the Purchaser. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time

Section 7.2  Conditions to Obligations of the Seller to Effect the Closing.

(a)  The obligations of the Seller to consummate the Closing shall be subject to the satisfaction on or prior to the Closing of each of the following conditions:

(i)  Representations and Warranties. All of the representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all respects and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing.

(ii)  No Purchaser Breach. The Purchaser shall not have failed to perform in any material respect any material obligation or to comply in any material respect with any agreement or covenant of the Purchaser to be performed or complied with by it under this Agreement.

(iii)  Certificate of the Purchaser’s Manager. The Seller shall have received from the Purchaser a certificate, dated as of the Closing, duly executed by a manager of the Purchaser to the effect of paragraphs (i) and (ii) above.

(iv)  Purchaser Licenses. The Purchaser shall have such licenses, permits and authorizations as are necessary to conduct the Business.

(v)  Additional Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver:

(A)  the Purchase Price by transfer of immediately available funds to such account at such bank as the Seller shall direct;

(B)  a certificate of a manager of the Purchaser (i) certifying the Purchaser’s certificate of formation, (ii) certifying the Purchaser’s limited liability company agreement, (iii) certifying the incumbency of the Purchaser’s managers, and (iv) such other documents as are necessary to evidence the Purchaser’s authorization and power to enter into and perform the Transaction;

(C)  a duly executed counterpart signed by the Purchaser of the Transition Services Agreement;

(D)  a duly executed counterpart signed by the Purchaser of each of the Subleases;

(E)  a duly executed counterpart signed by the Purchaser or its Affiliate, as applicable, of each Transaction Document to which the Purchaser or any of its affiliates is a party; and

(F)  as applicable, any other items required by the Transaction Documents.

The foregoing conditions are for the sole benefit of the Seller, may be waived by the Seller, in whole or in part, at any time and from time to time in the sole discretion of the Seller. The failure by the Seller at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE VIII

TERMINATION

Section 8.1  Termination. The Transaction may be terminated or abandoned at any time prior to the Closing:

(a)  By the mutual written consent of the Purchaser and the Seller;

(b)  By the Seller:

(i)  if the Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VII, and which breach is not cured within twenty (20) days after the Seller gives the Purchaser written notice identifying the breach; or

(ii)  on or after June 30, 2007, if the Closing shall not have theretofore occurred and if the failure of the Closing to occur is not the result of a breach of a representation, warranty, covenant or other agreement contained in this Agreement by the Seller or the Unitholder.

(c)  By the Purchaser:

(i)  if the Seller shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VII, and which breach is not cured within twenty (20) days after the Purchaser gives the Seller written notice identifying the breach; or

(ii)  on or after June 30, 2007, if the Closing shall not have theretofore occurred and if the failure of the Closing to occur is not the result of a breach of a representation, warranty, covenant or other agreement contained in this Agreement by the Purchaser.

Section 8.2  Effect of Termination. In the event of the termination of the Transaction by any party hereto pursuant to Section 8.1 of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination of the Transaction is made, and there shall be no liability or obligation thereafter on the part of the Purchaser, the Seller or the Unitholder.

ARTICLE IX

INDEMNIFICATION

Section 9.1  Survival of Representations and Warranties. The representations and warranties of the parties contained in Articles IV and V of this Agreement or any Transaction Document shall survive the Closing through and including the second anniversary of the Closing Date; provided, that the representations and warranties (a) of Seller set forth in Sections 4.1 (Organization; Qualification), 4.2 (Authorization; Validity of Agreement), 4.3 (Consents and Approvals; No Violations) and 4.5 (Title to Properties; Liens) shall survive the Closing indefinitely, (b) of Seller set forth in Section 4.12 (Tax Matters) shall survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof and (c) of Purchaser set forth in Sections 5.1 (Organization), 5.2 (Authorization; Validity of Agreement) and 5.3 (Consents and Approvals; No Violations) shall survive the Closing indefinitely (in each case, the “Survival Period”); provided, further, that any obligation to indemnify and hold harmless shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 9.3(a) before the termination of the applicable Survival Period. Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants and other agreements in this Agreement will survive the Closing and remain in effect until the third anniversary of the Closing Date.

Section 9.2  Indemnification.

(a)  Subject to Sections 9.1, 9.3, 9.4 and 9.5, the Seller hereby agrees to indemnify and hold the Purchaser and its directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against:

(i)  any and all Losses and Liabilities based upon, attributable to or resulting from the failure of any of the representations or warranties of the Seller set forth in this Agreement to be true and correct in all respects at the date hereof and at the Closing Date;

(ii)  any and all Losses and Liabilities based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Seller or the Unitholder under this Agreement;

(iii)  any and all Losses and Liabilities attributable to any Transferred Employee resulting from or based upon (A) any employment-related Liability (statutory or otherwise) with respect to employment or termination of employment on or prior to the Closing Date, (B) except as set forth in the Transition Services Agreement, any Liability relating to, arising under or in connection with any Employee Benefit Plan, including any Liability under COBRA, whether arising prior to, on or within three (3) years after the Closing Date and (C) any liability under WARN, except as provided in Section 6.14;

(iv)  any and all Losses and Liabilities (other than Losses and Liabilities caused by the acts or omissions of the Purchaser) with respect to Pipeline Loans with an interest rates locked under the Seller’s loan policies; and

(v)  any and all Losses and Liabilities arising out of, based upon or relating to any Excluded Asset, Excluded Liability or employee of other than Transferred Employees or the Seller’s ownership of the Assets or operation of the Business prior to the Closing or any event, act, omission or circumstance in connection therewith.

(b)  Subject to Sections 9.1, 9.3, 9.4 and 9.5, Purchaser hereby agrees to indemnify and hold the Seller and its Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against:

(i)  any and all Losses based upon, attributable to or resulting from the failure of any of the representations or warranties of Purchaser set forth in this Agreement, to be true and correct at the date hereof and at the Closing Date;

(ii)  any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Purchaser under this Agreement;

(iii)  any and all Losses arising out of, based upon or relating to any Assumed Liability; and

(iv)  any and all Losses arising out of, based upon or relating to Purchaser’s operation of the Business, any Asset or Transferred Employee, in each case arising after the Closing; and

(v)  any and all Losses incurred by Seller as a result of any non-compliance with the WARN Act that results from termination of employment by Purchaser of any Transferred Employee.

(c)  The right to indemnification or any other remedy provided for herein based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreements, will not affect the right to indemnification or any other remedy provided for herein based on such representations, warranties, covenants and agreements.

(d)  The rights to indemnification set forth in this Section 9.2 are subject to the terms, conditions, procedures and limitations set forth in this Article IX and will be the exclusive remedy of each party hereto against the other for money damages with respect to this Agreement or any of the transactions contemplated hereby; provided, that the limitations (including the immediately preceding clause providing for exclusivity of remedy) set forth in this Article IX shall not apply to any Losses caused by the willful misconduct, fraud, or bad faith of any indemnifying party, and the indemnifying party shall be liable for all Losses with respect thereto.

Section 9.3  Indemnification Procedures.

(a)  A claim for indemnification for any matter not involving a third party claim may be asserted by written notice to the party from whom indemnification is sought, which notice shall include a reasonable description of the basis for the claim.

(b)  In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which payment may be sought under Section 9.2 hereof (“Third Party Claim”), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses for which indemnification is sought hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses for which indemnification is sought hereunder, it shall within ten (10) days (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses for which indemnification is sought hereunder, fails to notify the indemnified party of its election as herein provided the indemnified party may then, but only then, defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the reasonable expenses of defending such Third Party Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (and any appropriate local counsel) for all indemnified parties in connection with any Third Party Claim. The parties hereto agree to cooperate in all reasonable respects with each other in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 9.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the indemnifying party notifies the indemnified party in writing of the indemnifying party’s willingness to accept the settlement offer and, subject to the applicable limitations of Section 9.4, pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such Third Party Claim, free of any participation by the indemnifying party, and the amount of any ultimate liability with respect to such Third Party Claim that the indemnifying party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the indemnified party declined to accept plus the Losses of the indemnified party relating to such Third Party Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the indemnified party with respect to such Third Party Claim. If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.

(c)  After any final judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to an Third Party Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within five Business Days after the date of such notice.

(d)  The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

(e)  In the event that the Purchaser (i) repurchases any Pipeline Loans sold to investors or any other Person by Purchaser or incurs Losses with respect to any Pipeline Loans under facts or circumstances in which Seller would be obligated to indemnify Purchaser pursuant to this Agreement, or (ii) incurs any Losses (other than Losses caused by the acts or omissions of the Purchaser) with respect to Pipeline Loans with an interest rate locked under the Seller’s loan policies, then Seller may elect to repurchase such Pipeline Loans from Purchaser instead of indemnifying Purchaser pursuant to this Article IX. To exercise its right to repurchase any Pipeline Loan under this Section 9.3(e), Seller must provide Purchaser with written notice of such election within five (5) Business Days of receipt of notice from Purchaser pursuant to this Section 9.3 of an indemnification claim for which Purchaser is seeking indemnification from Seller. The purchase price for any Pipeline Loan which Seller elects to repurchase from Purchaser pursuant to this Section 9.3(e) shall be equal to the sum of (i) the purchase price paid by Purchaser to repurchase such Pipeline Loan plus (ii) Purchaser’s actual out-of-pocket costs and expenses for holding, servicing and administering such Pipeline Loan prior to the repurchase of such Pipeline Loan by Seller less (iii) any principal or interest paid by the borrower to Purchaser with respect to such Pipeline Loan.

Section 9.4  Limitations on Indemnification.

(a)  Seller shall not have any liability under Section 9.2(a)(i) and Purchaser shall not have any liability under Section 9.2(b)(i) unless and until the aggregate amount of Losses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the failure of any of the representations or warranties (other than the representations and warranties set forth in Sections 4.1 (Organization; Qualification), 4.2 (Authorization; Validity of Agreement), 4.3 (Consents and Approvals; No Violations), 4.5 (Title to Properties; Liens), 4.12 (Tax Matters), 5.1 (Organization), 5.2 (Authorization; Validity of Agreement) and 5.3 (Consents and Approvals; No Violations)) to be true and correct exceeds $100,000 (the “Deductible”) and, in such event, the indemnifying party shall be required to pay only the amount of such Losses that exceeds the Deductible. No claim for Losses may be made for indemnification or aggregated with any other claim for indemnification pursuant to Section 9.2(a)(i) or Section 9.2(b)(i) if the amount of such claim does not exceed $10,000 (the “Per Item Deductible”); provided, that the Per Item Deductible shall not apply to (i) any claims for indemnification pursuant to Section 9.2(a)(i) or Section 9.2(b)(i) based upon, attributable to or resulting from the failure of any of the representations and warranties set forth in Sections 4.1 (Organization; Qualification), 4.2 (Authorization; Validity of Agreement), 4.3 (Consents and Approvals; No Violations), 4.5 (Title to Properties; Liens), 4.12 (Tax Matters), 5.1 (Organization), 5.2 (Authorization; Validity of Agreement) and 5.3 (Consents and Approvals; No Violations) to be true and correct in all respects at the date hereof and at the Closing Date or (ii) claims for indemnification due to Losses related to the Pipeline Loans or repurchases of Pipeline Loans pursuant to Section 9.3(e).

(b)  No claim for Losses may be made for indemnification or aggregated with any other claim for indemnification by Purchaser under Section 9.2(a)(ii) or Seller under Section 9.2(b)(ii) if the amount of such claim does not exceed the Per Item Deductible (other than the covenants, agreements and obligations set forth in Sections 6.5 (Further Action), 6.6 (No Solicitation of Competing Transaction), and 6.7 (Non-Solicitation and Confidentiality)); provided, however, once the aggregate amount of claims subject to the Per Item Deductible and all other claims exceeds the Deductible, each claim thereafter shall no longer be subject to the Per Item Deductible.

(c)  Neither Seller nor Purchaser shall be required to indemnify, any Person under Section 9.2(a)(i) or 9.2(b)(i) for an aggregate amount of Losses exceeding the Purchase Price (the “Cap”) in connection with Losses related to the breach of any of the representations and warranties of Seller or Purchaser in Articles IV and V, respectively; provided, that the Cap limitation shall not apply to (i) Losses related to the breach of any representation or warranty contained in Sections 4.2 (Authorization; Validity of Agreement), 4.5 (Title to Properties; Liens) and 5.2 (Authorization; Validity of Agreement) or (ii) claims for indemnification due to Losses related to the Pipeline Loans or repurchases of Pipeline Loans pursuant to Section 9.3(e). Neither Seller nor Purchaser shall be required to indemnify, any Person under Sections 9.2(a)(ii) or 9.2(b)(ii) for breaches of the covenants, agreements or obligations set forth in Section 6.4 (Government Approvals) (but only to the extent that any such breach occurred after the Closing), and Section 6.8 (use of name) for an aggregate amount of Losses exceeding 25% of the Purchase Price.

(d)  For purposes of (i) determining whether any representation or warranty was true and correct on the date hereof or as of the Closing Date, (ii) determining whether any covenant, agreement or obligation under this Agreement was breached, or (iii) calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

Section 9.5  Tax Treatment of Indemnity Payments. Seller and Purchaser agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for all Tax purposes. Notwithstanding the treatment required by the preceding sentence, the Liability of the indemnifying party with respect to any Losses shall be reduced by the Tax benefit actually realized and any insurance proceeds received by the indemnified party as a result of any Losses upon which an indemnification claim is based, and shall include any Tax detriment actually suffered by the indemnified party as a result of such Losses and any payment under this Article IX.

ARTICLE X

MISCELLANEOUS

Section 10.1  Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the Transaction shall be paid by the party incurring such expenses.

Section 10.2  Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 10.3  Publicity. The parties hereto shall consult in good faith with each other as to the form and substance of any press releases or other public announcements (including investor presentations and related presentations or outlines prepared or used by the Seller or the Unitholder), including any related question and answer guidelines prepared or used by the Seller or the Unitholder, related to the transactions contemplated hereby and any filings with any Governmental Body or with any national securities exchange or interdealer quotation service with respect thereto prior to issuing any press release or other public announcement or making any filing. Nothing in this Agreement shall be deemed to prohibit any party from making any disclosure or filing that it determines, upon the advice of counsel, is required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or to prohibit the Seller or the Unitholder from making disclosures in connection with other discussions, questions or comments in connection with investor relations matters the principal focus of which is not specifically related to the transactions contemplated hereby provided that such disclosures or comments are not designed to adversely affect the reputation or business of Purchaser or its Affiliates.

Section 10.4  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

                                                if to the Purchaser, to:

                                Prospect Mortgage Company, LLC
                                c/o Sterling Capital Partners II, L.P.
1033 Skokie Boulevard, Suite 600
Northbrook, Illinois 60062
Attention: Mark Filler
Telephone: (847) 480-4000
Telecopy: (847) 480-0199

with a copy to:

Sterling Capital Partners II, L.P.
1033 Skokie Boulevard, Suite 600
Northbrook, Illinois 60062
Attention: Tom D. Wippman
Telephone: (847) 480-4000
Telecopy: (847) 480-0199

and

Horwood Marcus & Berk Chartered
180 North LaSalle Street, Suite 3700
Chicago, Illinois
Attention: Jeffrey A. Hechtman, Esq.
Telephone: (312) 606-3231
Telecopy: (312) 264-2548

                                if to the Seller or Unitholder, to:

                                Opteum Inc.
3305 Flamingo Drive
Vero Beach, FL  32963
Attention: General Counsel
Telephone: (772) 231-1400
Telecopy: (772) 234-3355

with a copy to:

Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, VA 23219-4074
Attention: Daniel M. LeBey
Telephone: (804) 788-7366
Telecopy: (804) 343-4543

Section 10.5  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

Section 10.6  Entire Agreement; No Third Party Beneficiaries. This Agreement and all other agreement or documents executed and delivered in connection with the Transaction (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) are not intended to confer any rights or remedies upon any Person other than the specified parties hereto and thereto.

Section 10.7  Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 10.8  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

Section 10.9  Consent to Jurisdiction; Forum Selection; Governing Law; Waiver of Jury Trial.

(a) THE PARTIES HERETO AGREE THAT ANY ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED EXCLUSIVELY IN THE FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK. THE AFOREMENTIONED CHOICE OF VENUE IS INTENDED BY THE PARTIES TO BE MANDATORY AND NOT PERMISSIVE IN NATURE, THEREBY PRECLUDING THE POSSIBILITY OF LITIGATION BETWEEN THE PARTIES WITH RESPECT TO OR ARISING OUT OF THIS AGREEMENT IN ANY JURISDICTION OTHER THAN THOSE SPECIFIED IN THIS SECTION 10.9. EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON-CONVENIENS OR SIMILAR DOCTRINE OR TO OBJECT TO VENUE WITH RESPECT TO ANY PROCEEDING BROUGHT IN ACCORDANCE WITH THIS SECTION 10.9, AND STIPULATES THAT THE FEDERAL COURTS LOCATED IN CHICAGO, ILLINOIS SHALL HAVE IN PERSONAL JURISDICTION AND VENUE OVER EACH OF THEM FOR THE PURPOSE OF LITIGATING ANY DISPUTE, CONTROVERSY OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH PARTY HEREBY AUTHORIZES AND ACCEPTS SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST IT AS CONTEMPLATED BY THIS SECTION 10.9 BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, TO ITS ADDRESS FOR THE GIVING OF NOTICES AS SET FORTH IN THIS AGREEMENT, OR IN THE MANNER SET FORTH IN SECTION 10.9 OF THIS AGREEMENT FOR THE GIVING OF NOTICE. ANY FINAL JUDGMENT RENDERED AGAINST A PARTY IN ANY ACTION OR PROCEEDING SHALL BE CONCLUSIVE AS TO THE SUBJECT OF SUCH FINAL JUDGMENT AND MAY BE ENFORCED IN OTHER JURISDICTIONS IN ANY MANNER PROVIDED BY LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW.

(b) THE PARTIES HERETO HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER, OR REMEDY UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTION OR UNDER OR IN CONNECTION WITH ANY AMENDMENT, INSTRUMENT, DOCUMENT, OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTION, AND AGREE THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE TERMS AND PROVISIONS OF THIS SECTION 10.9(b) CONSTITUTE A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

Section 10.10  Extension; Waiver. At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.11  Election of Remedies. Neither the exercise of nor the failure to exercise a right of set-off or to give notice of a claim under this Agreement will constitute an election of remedies or limit the Purchaser or any of the Purchaser Indemnified Parties in any manner in the enforcement of any other remedies that may be available to any of them, whether at law or in equity.

Section 10.12  Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign, in its sole discretion, any or all of its rights and interests hereunder to any Affiliate of the Purchaser or to any Person that the Purchaser has entered into a definitive agreement to acquire on or before the date hereof. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 10.13  Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the interpretation of this Agreement. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.

PROSPECT MORTGAGE COMPANY, LLC

By

Name:

Title:

OPTEUM FINANCIAL SERVICES, LLC

By

Name:

Title:

OPTEUM INC.

By

Name:

Title:

Exhibit 1

“Acquisition Proposal” means any proposal or offer made by any Person other than the Purchaser or any Subsidiary of the Purchaser to acquire all or a substantial part of the Business or Assets or any capital stock of the Seller, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Seller or any division or operating or principal business unit of the Seller, other than any proposal or offer made by any Person other than the Purchaser or any Subsidiary of the Purchaser to acquire all or a substantial part of the conduit or wholesale mortgage origination businesses, the Unitholder’s real estate investment trust, or REIT, business, the telemarketing business of Homestar Direct, LLC, servicing rights and other servicing assets, including all contracts related thereto and rights thereunder, and any and all residuals.

“Affiliate” of a Person shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the first mentioned Person.

“Agreement” or “this Agreement” means this Asset Purchase Agreement, together with the Exhibits hereto and the Disclosure Schedule.

“Announcement” has the meaning set forth in Section 6.3.

“Assets” has the meaning set forth in Section 2.1.

“Assignee” shall mean any Person to whom the Purchaser assigns it rights and delegates its obligations hereunder in accordance with Section 10.12.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Balance Sheet” means, as of any date, balance sheet of the Seller, prepared in accordance with GAAP.

“Balance Sheet Date” means March 31, 2007.

“Books and Records” means all books and records of the Seller (in whatever form or media), including, without limitation, accounting and operating ledgers, asset ledgers, inventory records, budgets, customer lists, supplier lists, mailing lists, resale certificates, advertising and sales materials, manuals, books, files, procedures, systems, copies of all financial statements and all other accounting, financial, operating and business records and other graphic or electronically stored accounting, financial, operating and business information.

“Business” has the meaning set forth in the Recitals hereof.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Illinois are authorized or obligated to close.

“Cap” has the meaning set forth in Section 9.4.

“Closing” means the consummation of the Transaction.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Computer Software” means computer software programs, databases and all documentation related thereto, other than “off the shelf” software that is generally available to the public and has not been customized for use for the Business.

“Contracts” has the meaning set forth in Section 4.9(a).

“Copyrights” means U.S. and foreign registered and unregistered copyrights (including those in Computer Software and databases), rights of publicity and all registrations and applications to register the same.

“Customers” means (i) customers of the Seller with respect to the Business, and (ii) prospective customers of the Seller with respect to the Business that have been derived from leads and/or lists developed by the Seller.

“Deductible” has the meaning set forth in Section 9.4.

“Disclosure Schedule” means the disclosure schedule of even date herewith prepared by the Seller and delivered to the Purchaser simultaneously with the execution hereof.

“Environmental Claim” means any claim, action, cause of action, investigation or written notice by any Person alleging actual or potential liability for investigatory, cleanup or private or governmental response costs, or natural resources or property damages, or personal injuries, attorney’s fees or penalties relating to the presence, or release into the environment, of any Materials of Environmental Concern at any location owned, leased, operated or managed by the Seller or at which the Seller has any legal or equitable interest including by virtue of foreclosure, now or in the past, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means each federal, state, local and foreign law and regulation relating to pollution, protection or preservation of human health or the environment, including without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including each law and regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacturing, processing, presence distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon and each law and regulation with regard to record keeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.

“Equipment, Fixtures and Furniture” means all equipment, machinery, furniture, fixtures, leasehold improvements, office equipment and computer hardware and software of the Seller and all other items of a similar nature owned by the Seller.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Financial Statements” means (a) the audited consolidated balance sheet of the Seller as at December 31, 2006 together with statements of income and cash flows for the year then ended, which consolidated financial statements have been certified by an independent certified public accounting firm, whose reports thereon are included herein, (b) an unaudited consolidated balance sheet of the Seller as of February 28, 2007, and unaudited consolidated statements of income and cash flows for the period then ended.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, state or local court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

“Intellectual Property” means all of the following: Trademarks, Patents, Copyrights, Trade Secrets, Licenses, and all domain names, URLs and other similar property or property rights.

“Leases” means those leases or a portion thereof set forth in Exhibit 2 pursuant to which the Seller leases any real or personal property for the conduct of the Business that provide for annual lease obligations in excess of $50,000.

“Liability” means any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.

“Licenses” means all licenses and agreements pursuant to which the Seller has acquired rights in or to any Trademarks, Patents or Copyrights, or licenses and agreements pursuant to which the Seller has licensed or transferred the right to use any of the foregoing.

“Lien” means any mortgage, lien (except for any lien for taxes not yet due and payable), charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance.

“Losses” means all damages (including, without limitation, amounts paid in settlement with the consent of an indemnitor which consent may not be unreasonably withheld or delayed), losses (including, without limitation, any losses resulting from any exercise of any right of rescission provided by applicable law), obligations (including, without limitation, mortgage loan repurchase and indemnification obligations), liabilities, liens, deficiencies, costs (including reasonable costs of investigation and reasonable defense and attorneys’ and other professionals’ fees incurred in connection with the investigation and defense of any Third Party Claim and any other indemnification claim pursuant to which an indemnified party receives a payment or payments from the indemnifying party for such indemnification claim), Taxes, penalties, fines, interest, restitution payments, monetary sanctions, punitive damages, consequential damages and expenses incurred by the indemnified party, including, without limitation, attorneys’ fees and litigation costs incurred to comply with injunctions and other court and agency orders, and other costs and expenses incident to any Proceeding or to establish or enforce the indemnified party’s right to indemnification.

“Material Adverse Effect” or “Material Adverse Change” means (i) a material adverse effect on the business, condition (financial or otherwise), assets or results of operations of the Business, taken as a whole, or (ii) a material impairment of, or delay in, the Seller’s or Unitholder’s ability to effect the Closing or to perform their respective obligations under this Agreement; provided, that none of the following shall be deemed to constitute or shall be taken into account in determining whether there has been a “Material Adverse Effect”: any event, circumstance, change or effect arising out of or attributable to (a) changes in the economy or financial markets, including, prevailing interest rates and market conditions, generally in the United States or that are the result of acts of war or terrorism, except to the extent any of the same materially disproportionately affects Seller or Unitholder as compared to other companies in the industry in which Seller or Unitholder operate; (b) changes that are caused by factors generally affecting the industry in which Seller or Unitholder operate, except to the extent any of the same materially disproportionately affects Seller or Unitholder; (c) any loss of, or adverse change in, the relationship Seller or Unitholder with their customers (other than Referral Sources) or suppliers caused by the announcement of the Transactions; (d) changes in, or in the application of, GAAP; (e) changes in applicable laws except to the extent any of the same materially disproportionately affects Seller or Unitholder as compared to other companies in the industry in which Seller operates; and (f) so long as the condition set forth in Section 7.1(a)(vii) is satisfied, changes related to any employee employed by Seller in a sales function (including loan officers and production managers) who are intended to become Transferred Employees.

“Materials of Environmental Concern” means chemicals; pollutants; contaminants; wastes; and toxic or hazardous substances, materials and wastes, including without limitation, petroleum and petroleum products; asbestos and asbestos-containing materials; polychlorinated biphenyls; lead and lead-based paints and materials and lead in water; and radon.

“Mortgage” means a mortgage, deed of trust or other similar security instrument that creates a Lien on real property.

“Mortgage Loan” means any loan that is, or upon closing or funding, will be, evidenced by a Mortgage or Mortgage Note and secured by a Mortgaged Property.

“Mortgage Note” means, with respect to a Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Mortgage Loan secured by a Mortgage or Mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Mortgaged Property” means a fee simple property (or such other estate in real property as is commonly accepted as collateral for mortgage loans that are subject to secondary mortgage sales or securitizations) that secures a Mortgage Note and that is subject to a Mortgage.

“Patents” means issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extension thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights.

“Per Item Deductible” has the meaning set forth in Section 9.4.

“Permitted Liens” shall mean (i) Liens for Taxes and other governmental charges and assessments that are not yet due and payable, or that are being contested in good faith by appropriate proceedings and (ii) Liens that do not materially adversely affect the Assets from the period commencing on the execution of this Agreement and extending to the Closing.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Pipeline Loans” means any residential mortgage loan for which an application has been taken by the Seller’s employees on or before the Closing Date, and that has not been closed, for which a check has not been issued or wire has not been sent as of the Closing Date and which relates to the Business..

“Proceeding” means any formal or informal proceeding, charge, complaint, examination, inquiry, investigation, audit, hearing, claim, demand, notice, action, suit, litigation, arbitration or mediation (in each case, whether civil, criminal, administrative or investigative) commenced, conducted, heard or pending by or before any Governmental Entity, arbitrator or mediator.

“Purchase Price” has the meaning set forth in Section 2.4.

“Purchaser” has the meaning set forth in the Preamble hereof.

“Purchaser Indemnified Parties” means the Purchaser and each of its officers, directors, employees, agents, Affiliates and successors and assigns.

“Purchaser Material Adverse Effect” means (i) a material adverse effect on the business, condition (financial or otherwise), assets or results of operations of the business of the Purchaser or the Assignee, as the case may be, taken as a whole, or (ii) a material impairment of, or delay in, the Purchaser’s or Assignee’s, as the case may be, ability to effect the Closing or to perform their respective obligations under this Agreement; provided, that none of the following shall be deemed to constitute or shall be taken into account in determining whether there has been a “Material Adverse Effect”: any event, circumstance, change or effect arising out of or attributable to (a) changes in the economy or financial markets, including, prevailing interest rates and market conditions, generally in the United States or that are the result of acts of war or terrorism, except to the extent any of the same materially disproportionately affects the Purchaser or the Assignee, as the case may be, as compared to other companies in the industry in which the Purchaser or the Assignee, as the case may be, operate; (b) changes that are caused by factors generally affecting the industry in which the Purchaser or the Assignee, as the case may be, operate, except to the extent any of the same materially disproportionately affects the Purchaser or the Assignee, as the case may be; and (c) changes in, or in the application of, GAAP; (e) changes in applicable laws except to the extent any of the same materially disproportionately affects the Purchaser or the Assignee, as the case may be, as compared to other companies in the industry in which Seller operates.

“Referral Source” means any individual, partnership, limited liability company, corporation, association, trade group or other entity that refers Customers or that has provided leads and/or lists of Customers with respect to the Business.

“Representatives” has the meaning set forth in Section 6.3.

“Retained Employees” has the meaning set forth in Section 6.10.

“Seller” has the meaning set forth in the Preamble hereof.

“Seller Indemnified Persons” means the Seller and each of its officers, directors, employees, agents, Affiliates and successors and assigns.

“Seller Intellectual Property” means all Intellectual Property that is currently used or held for use in the Business or that is necessary to conduct the Business as presently conducted.

“Seller Closing Certificates” has the meaning set forth in Section 7.1(a)(iv).

“Sublease” has the meaning set forth in Section 6.12.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

“Survival Period” has the meaning set forth in Section 9.1.

 “Tax” means any (a) Federal, state, local or foreign tax, fee or other like assessment or charge of any kind, including, without limitation, any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value-added, transfer, franchise, profits, license, withholding on amounts paid to or by the taxpayer, payroll, employment, excise, severance, stamp, capital stock, occupation, property, environmental or windfall tax, premium, customs duty or other tax, together with any interest, penalty and additions to tax; (b) liability for the payment of Tax as the result of membership in any combined, unitary, consolidated or other affiliated group of which the Seller is or has been a member on or before the Closing; and (c) transferee or secondary liability in respect of any Tax (whether imposed by law or contractual arrangement).

“Tax Indemnification Period” means the period (including all prior taxable years) ending at and including the Closing Date.

“Tax Return” means any return (including estimated returns), declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on an affiliated, consolidated, combined or unitary group basis and any schedule or attachment thereto.

“Third Party Claim” has the meaning set forth in Section 9.3(b).

“Trademarks” means U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same.

“Tradename” means Opteum Financial Services and any derivation thereof.

“Trade Secrets” means all categories of trade secrets as defined in the Uniform Trade Secrets Act including business information.

“Transaction” means the transactions provided for or contemplated by this Agreement.

“Transaction Documents” has the meaning set forth in Section 7.1(a)(viii).

“Transferred Employees” shall have the meaning set forth in Section 6.10.

“Transition Services Agreement” shall have the meaning set forth in Section 6.11.

“Unitholder” has the meaning set forth in the Preamble hereof.

“WARN Act” means the Worker Adjustment and Retraining Notification Act.
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